Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS FOURTH QUARTER 2015 U.S. GAAP NET EARNINGS OF $0.56 PER DILUTED SHARE, OR $0.75 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS
AND THE REMY ACQUISITION

REAFFIRMS 2016 FIRST QUARTER AND FULL YEAR NET SALES AND NET EARNINGS GUIDANCE

Auburn Hills, Michigan, February 11, 2016 – BorgWarner Inc. (NYSE: BWA) today reported fourth quarter and full year 2015 results.

Fourth Quarter Highlights:

•	U.S. GAAP net sales of $2,123 million.

◦	Excluding the impact of foreign currencies and the Remy acquisition, net sales were up 7.1% compared with fourth quarter 2014.

•	U.S. GAAP net earnings of $0.56 per diluted share.

◦
Excluding $(0.21) per diluted share related to net non-comparable items (detailed in the table below) and $0.02 per diluted share of net earnings related to the Remy acquisition, net earnings were $0.75 per diluted share.

•	U.S. GAAP operating income of $201 million.

◦
Excluding $68 million of pretax expenses related to non-comparable items and $8 million of operating income net of purchase accounting adjustments related to the Remy acquisition, operating income was $261 million, or 13.2% of net sales.

Full Year Highlights:

•	U.S. GAAP net sales of $8,023 million.

◦	Excluding the impact of foreign currencies and the Remy and Wahler acquisitions, net sales were up 4.3% compared with 2014.

•	U.S. GAAP net earnings of $2.70 per diluted share.

◦
Excluding $(0.34) per diluted share related to net non-comparable items (detailed in the table below) and $0.02 per diluted share of net earnings related to the Remy acquisition, net earnings were $3.02 per diluted share.

•	U.S. GAAP operating income of $940 million.

◦
Excluding $102 million of pretax expenses related to net non-comparable items and $8 million of operating income net of purchase accounting adjustments related to the Remy acquisition, operating income was $1,034 million, or 13.2% of net sales.

First Quarter 2016 Guidance: The company has reaffirmed its 2016 first quarter guidance. Net sales growth is expected to be within a range of 8.3% to 13.3% compared with first quarter 2015. Excluding the impact of foreign currencies and the Remy acquisition, net sales growth is expected to be within a range of -0.3% to 2.7%. Net earnings are expected to be within a range of $0.75 to $0.79 per diluted share. Excluding the Remy acquisition, net earnings are expected to be within a range of $0.72 to $0.76 per diluted share. Operating income, as a percentage of net sales, is expected to be above 12%. Excluding the Remy acquisition, operating income, as a percentage of net sales, is expected to be above 13%.

Full Year 2016 Guidance: The company has reaffirmed its 2016 full year guidance. Net sales growth is expected to be within a range of 13.2% to 18.3% compared with 2015. Excluding the impact of foreign currencies and the Remy acquisition, net sales growth is expected to be within a range of 2.5% to 5.5%. Net earnings are expected to be within a range of $3.11 to $3.32 per diluted share. Excluding the Remy acquisition, net earnings are expected to be within a range of $2.98 to $3.18 per diluted share. Operating income, as a percentage of net sales, is expected to be above 12%. Excluding the Remy acquisition, operating income, as a percentage of net sales, is expected to be above 13%.

Financial Results: Net sales were $2,123 million in fourth quarter 2015, up 6.6% from $1,992 million in fourth quarter 2014. Net earnings in the quarter were $125 million, or $0.56 per diluted share, compared with $140 million, or $0.61 per diluted share, in fourth quarter 2014. Fourth quarter 2015 net earnings included net non-comparable items of $(0.21) per diluted share. Fourth quarter 2014 net earnings included non-comparable items of $(0.14) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $157 million and decreased net earnings by approximately $0.06 per diluted share in fourth quarter 2015 compared with fourth quarter 2014.

Full year 2015 net sales were $8,023 million, down 3.4% from $8,305 million in 2014. Full year 2015 net earnings were $610 million, or $2.70 per diluted share, compared with $656 million, or $2.86 per diluted share, in 2014. Full year 2015 net earnings included net non-comparable items of $(0.34) per diluted share. Full year 2014 included net non-comparable items of $(0.39) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $841 million and decreased net earnings by approximately $0.32 per diluted share in 2015 compared with 2014.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings per diluted share	Fourth Quarter			Full Year
	2015	2014		2015		2014

Non – U.S. GAAP excluding Remy	$0.75	$0.75		$3.02		$3.25
Remy	0.02			0.02
Non – U.S. GAAP including Remy	$0.77			$3.04

Reconciliations:
Restructuring expense	(0.11)	(0.09)		(0.27)		(0.33)
Merger and acquisition expense	(0.06)			(0.08)
Pension settlement	(0.07)			(0.07)		(0.01)
Gain on previously held equity interest				0.05
Intangible asset impairment		(0.04)				(0.04)
Tax adjustments	0.03			0.04

U.S. GAAP	$0.56	$0.61	*	$2.70	*	$2.86	*

*Column does not add due to rounding

Net cash provided by operating activities was $868 million in 2015 compared with $802 million in 2014. Investments in capital expenditures, including tooling outlays, totaled $577 million in 2015, compared with $563 million 2014. Balance sheet debt increased by $1,226 million and cash decreased by $220 million at the end of 2015 compared with the end of 2014. The company's net debt to net capital ratio was 35.4% at the end of 2015 compared with 12.8% at the end of 2014.

Engine Segment Results: Engine segment net sales were $1,397 million in fourth quarter 2015 compared with $1,384 million in fourth quarter 2014. Excluding the impact of foreign currencies, primarily the Euro, net sales were up 9.8% from the prior year's quarter. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $230 million in fourth quarter 2015. Excluding the impact of foreign currencies, Adjusted EBIT was $247 million, up 8.1% from fourth quarter 2014.

Drivetrain Segment Results: Drivetrain segment net sales were $735 million in fourth quarter 2015 compared with $615 million in fourth quarter 2014. Excluding the impact of foreign currencies, primarily the Euro, and the Remy acquisition, net sales were up 1.3% from the prior year’s quarter. Adjusted EBIT was $81 million in fourth quarter 2015. Excluding the impact of foreign currencies and the Remy acquisition, Adjusted EBIT was $78 million, up 18.3% from fourth quarter 2014.

Recent Developments:

•
On November 6, 2015, BorgWarner issued a public offering of €500 million aggregate principal amount of its 1.80% senior notes due 2022. The company used the net proceeds for general corporate purposes, including but not limited to the acquisition of Remy.

•
On November 10, 2015, the company completed its acquisition of Remy International, Inc., a leading manufacturer of rotating electrical components such as alternators, starter motors and electric traction motors for the automotive and commercial vehicle industry.

•	BorgWarner provides its innovative GenV electro-hydraulically actuated all-wheel drive (AWD) coupling for the all-new XC90 luxury SUV from Volvo Cars.

•
BorgWarner is expanding its engine timing business in Korea, by supplying its advanced cam-torque actuated variable cam timing with mid-position lock technology for Hyundai and Kia vehicles powered by 3.0- to 3.8-liter V-6 gasoline engines.

•	The company announced that it expects net new business to drive a compound annual growth rate of 4% to 6% from 2015 through 2018.

At 9:30 a.m. ET today, a brief conference call concerning 2015 fourth quarter and full year results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 74 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales	$2,123.1	$1,991.9	$8,023.2	$8,305.1
Cost of sales	1,676.2	1,578.6	6,320.1	6,548.7
Gross profit	446.9	413.3	1,703.1	1,756.4

Selling, general and administrative expenses	178.4	169.4	662.0	698.9
Other expense, net	68.0	31.7	101.4	93.8
Operating income	200.5	212.2	939.7	963.7

Equity in affiliates’ earnings, net of tax	(11.7)	(11.5)	(40.0)	(47.3)
Interest income	(2.2)	(1.2)	(7.5)	(5.5)
Interest expense and finance charges	17.8	10.2	60.4	36.4
Earnings before income taxes and noncontrolling interest	196.6	214.7	926.8	980.1

Provision for income taxes	61.2	67.3	280.4	292.6
Net earnings	135.4	147.4	646.4	687.5

Net earnings attributable to the noncontrolling interest, net of tax	10.1	7.5	36.7	31.7
Net earnings attributable to BorgWarner Inc.	$125.3	$139.9	$609.7	$655.8

Earnings per share — diluted	$0.56	$0.61	$2.70	$2.86

Weighted average shares outstanding — diluted	222.9	228.0	225.6	228.9

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Capital expenditures, including tooling outlays	$158.5	$165.1	$577.3	$563.0

Depreciation and amortization	$83.9	$83.4	$320.2	$330.4

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Engine	$1,397.2	$1,383.9	$5,500.0	$5,705.9
Drivetrain	734.9	615.0	2,556.7	2,631.4
Inter-segment eliminations	(9.0)	(7.0)	(33.5)	(32.2)
Net sales	$2,123.1	$1,991.9	$8,023.2	$8,305.1

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Engine	$230.4	$228.0	$900.7	$924.0
Drivetrain	81.2	65.7	294.6	303.3
Adjusted EBIT	311.6	293.7	1,195.3	1,227.3
Restructuring expense	24.4	23.2	65.7	90.8
Pension settlement	25.7	0.4	25.7	3.1
Merger and acquisition expense	17.9	—	21.8	—
Gain on previously held equity interest	—	—	(10.8)	—
Intangible asset impairment	—	10.3	—	10.3
Corporate, including equity in affiliates' earnings and stock-based compensation	31.4	36.1	113.2	112.1
Interest income	(2.2)	(1.2)	(7.5)	(5.5)
Interest expense and finance charges	17.8	10.2	60.4	36.4
Earnings before income taxes and noncontrolling interest	196.6	214.7	926.8	980.1
Provision for income taxes	61.2	67.3	280.4	292.6
Net earnings	135.4	147.4	646.4	687.5
Net earnings attributable to the noncontrolling interest, net of tax	10.1	7.5	36.7	31.7
Net earnings attributable to BorgWarner Inc.	$125.3	$139.9	$609.7	$655.8

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	December 31, 2015	December 31, 2014
Assets

Cash	$577.7	$797.8
Receivables, net	1,665.0	1,443.5
Inventories, net	723.6	505.7
Other current assets	169.0	223.8
Total current assets	3,135.3	2,970.8

Property, plant and equipment, net	2,448.1	2,093.9
Other non-current assets	3,258.1	2,163.3
Total assets	$8,841.5	$7,228.0

Liabilities and Equity

Notes payable and other short-term debt	$441.5	$623.7
Accounts payable and accrued expenses	1,866.4	1,530.3
Income taxes payable	49.4	14.2
Total current liabilities	2,357.3	2,168.2

Long-term debt	2,124.6	716.3
Other non-current liabilities	728.1	652.6

Total BorgWarner Inc. stockholders’ equity	3,553.7	3,616.2
Noncontrolling interest	77.8	74.7
Total equity	3,631.5	3,690.9

Total liabilities and equity	$8,841.5	$7,228.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Twelve Months Ended December 31,
	2015	2014
Operating
Net earnings	$646.4	$687.5
Non-cash charges (credits) to operations:
Depreciation and amortization	320.2	330.4
Restructuring expense, net of cash paid	36.3	45.8
Gain on previously held equity interest	(10.8)	—
Pension settlement loss	25.7	3.1
Deferred income tax provision	13.3	42.3
Other non-cash items	18.3	26.9
Net earnings adjusted for non-cash charges to operations	1,049.4	1,136.0
Changes in assets and liabilities	(181.5)	(334.2)
Net cash provided by operating activities	867.9	801.8

Investing
Payments for businesses acquired, including restricted cash, net of cash acquired	(1,199.6)	(110.5)
Capital expenditures, including tooling outlays	(577.3)	(563.0)
Proceeds from settlement of net investment hedges	13.1	—
Proceeds from asset disposals and other	4.7	8.4
Net cash used in investing activities	(1,759.1)	(665.1)

Financing
Net (decrease) increase in notes payable	(316.7)	493.2
Additions to long-term debt, net of debt issuance costs	1,569.2	130.5
Repayments of long-term debt, including current portion	(29.8)	(431.6)
Repayments of accounts receivable securitization facility	—	(110.0)
Payments for purchase of treasury stock	(349.8)	(139.9)
Proceeds from (payments for) stock-based compensation items	3.7	(6.7)
Dividends paid to BorgWarner stockholders	(116.7)	(116.1)
Dividends paid to noncontrolling stockholders	(23.3)	(21.1)
Net cash provided by (used in) financing activities	736.6	(201.7)

Effect of exchange rate changes on cash	(65.5)	(76.7)

Net decrease in cash	(220.1)	(141.7)

Cash at beginning of year	797.8	939.5
Cash at end of year	$577.7	$797.8